Exhibit 99.(d)(1)(B)(ii)

AMERICAN BEACON SELECT FUNDS

AMENDMENT TO Management Agreement

The attached amended and restated Schedule A is hereby incorporated into the Management Agreement dated December 29, 2023, as amended (“Agreement”), by and between the American Beacon Select Funds, a Massachusetts business trust (the “Trust”), on behalf of each Fund of the Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund”), and American Beacon Advisors, Inc., a Delaware corporation (“Manager”), and supersedes any prior Schedule A to the Agreement.

Dated: February 1, 2024

AMERICAN BEACON FUNDS		AMERICAN BEACON ADVISORS, INC.
AMERICAN BEACON SELECT FUNDS

By:	/s/ Jeffrey K. Ringdahl	By:	/s/ Paul B. Cavazos
	Jeffrey K. Ringdahl		Paul B. Cavazos
	President		Senior Vice President

AMERICAN BEACON SELECT FUNDS

Management Agreement

SCHEDULE A

I. Management Fees for American Beacon Select Funds

As compensation pursuant to Paragraph 9 of the Management Agreement for services rendered pursuant to such Agreement (other than the securities lending services set forth in Paragraph 2(b) of the Agreement), the American Beacon Select Funds shall pay to the Manager a fee, computed daily and paid monthly, at the following annualized rates as a percentage of each applicable Fund’s average daily net assets:

Fund	Effective Date	Annual Fee Rate
American Beacon AHL Trend ETF	August 14, 2023	0.95%
American Beacon GLG Natural Resources ETF	February 1, 2024	0.75%

II. Securities Lending Fees

As compensation for services provided by the Manager in connection with securities lending activities of each Fund of a Trust, a lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee of 10% of the net monthly investment income (the income earned in the form of interest, dividends and realized capital gains from the investment of cash collateral, plus any negative rebate fees paid by borrowers, less the rebate amount paid to borrowers as well as related expenses) and, with respect to collateral other than cash, a fee up to 10% of loan fees and demand premiums paid by borrowers.

Dated: February 1, 2024

B-1